===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Rudolph Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                           RUDOLPH TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To be held May 26, 2000

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Rudolph Technologies, Inc. (the "Company"), a Delaware corporation, will be held on May 26, 2000 at 11:00 a.m., local time, at the Company's Ledgewood facility, located at 1705 Route 46 West, Ledgewood, New Jersey, for the following purposes:

     1. To elect three Class I directors to serve for three-year terms expiring upon the 2003 Annual Meeting of Stockholders or until their successors are elected.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on March 28, 2000 are entitled to notice of and to vote at the meeting and any adjournment thereof.

   All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Steven R. Roth
                                          Secretary

Flanders, New Jersey
April 26, 2000

                           RUDOLPH TECHNOLOGIES, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of the Board of Directors of Rudolph Technologies, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held May 26, 2000 at 11:00 a.m., local time (the "Annual Meeting"), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's Ledgewood facility, located at 1705 Route 46 West, Ledgewood, New Jersey, and its telephone number is (973) 691-1300.

   These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were mailed on or about April 26, 2000 to all stockholders entitled to vote at the meeting.

Record Date and Voting Securities

   Stockholders of record at the close of business on March 28, 2000 are entitled to notice of and to vote at the meeting. At the record date, 14,684,706 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company's principal executive offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

   Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

   The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to such persons for such services.

Quorum; Abstentions; Broker Non-votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR", "AGAINST" or "WITHHOLD AUTHORITY" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

   Under current Delaware case law, while broker non-votes s (i.e. the votes of shares held of record by brokers as to which the underlying beneficial owners have given no voting instructions) should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner.

Deadlines for Submission of Stockholder Proposals for 2001 Annual Meeting

   Stockholders of the Company are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the Securities and Exchange Commission and the Bylaws of the Company. Stockholders wishing to present a proposal at the Company's 2001 Annual Stockholder Meeting must submit such proposal to the Company by December 27, 2000 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under the Company's Bylaws, a stockholder wishing to make a proposal at the 2001 Annual Stockholder Meeting must submit such a proposal to the Company prior to March 12, 2001.

                       PROPOSAL 1--ELECTION OF DIRECTORS

Nominees

   The authorized number of directors is currently established at eight. The Company's Certificate of Incorporation provides that the directors shall be divided into three classes, with the classes serving for staggered, three-year terms. Currently there are three directors in each of Class I and Class II and two directors in Class III. Each of the three Class II directors will hold office until the 2001 Annual Meeting or until his successor has been duly elected and qualified and each of the Class III directors will hold office until the 2002 Annual Meeting or until his successor has been duly elected and qualified. The three Class I directors are to be elected at this Annual Meeting.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, each of whom is currently a director of the Company. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

   The names of the three Class I nominees for director and certain information about each of them are set forth below. The names of, and certain information about, the current Class II and Class III directors with unexpired terms are also set forth below. All information is as of the record date.

                                                                    Director
Name                       Age         Principal Occupation          Since
----                       ---         --------------------         --------
Nominees for Class I
 Directors:

Paul Craig................  43 General Partner of Riverside           1996
                               Partners, Inc.

Paul F. McLaughlin........  54 Chairman and Chief Executive Officer   1996
                               of Rudolph Technologies, Inc.


                                                                    Director
Name                       Age         Principal Occupation          Since
----                       ---         --------------------         --------
Carl E. Ring, Jr..........  62 Managing Director of Liberty Capital   1996
                               Partners, Inc.

Continuing Class II
 Directors:

Daniel H. Berry...........  54 President and Chief Operating          1998
                               Officer of Ultratech Stepper, Inc.

Stephen J. Fisher.........  37 Partner of Liberty Partners, L.P.      1996

Richard F. Spanier........  60 Retired, Chairman Emeritus             1966

Continuing Class III
 Directors:

David Belluck.............  37 Vice President and General Partner     1996
                               of Riverside Partners, Inc.

Aubrey C. Tobey...........  74 President of ACT International         1998
                               Consulting, Inc.

   Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

   Paul F. McLaughlin has served as the Company's Chairman and Chief Executive Officer since January 2000 and as President, Chief Executive Officer and as a director of the Company since June 1996. From 1994 to June 1996, Mr. McLaughlin served as an associate at Riverside Partners, Inc., a private equity investment firm. Mr. McLaughlin has over 15 years experience in the semiconductor capital equipment business including 6 years as Vice President at Perkin-Elmer Corporation, a pioneer in optical lithography. Mr. McLaughlin holds a B.S. in Metallurgical Engineering from Rensselaer Polytechnic Institute, an M.S. in Metallurgy and Materials Science from Lehigh University and an M.B.A. from Harvard University, Graduate School of Business Administration.

   David Belluck has served as one of the Company's directors since June 1996. Since February 1989, Mr. Belluck has been a general partner of Riverside Partners, Inc., a private equity investment firm. Mr. Belluck holds a B.A. from Harvard University and an M.B.A. from Harvard University, Graduate School of Business Administration. Mr. Belluck is currently a director of Atchison Casting Corporation, Evergreen Electronics and Riverside Partners, Inc.

   Daniel H. Berry has served as one of the Company's directors since October 1998. Since May 1999, Mr. Berry has served as President and Chief Operating Officer of Ultratech Stepper, Inc., a lithography tool supplier. From August 1998 to May 1999 he served as Executive Vice President and Chief Operating Officer of Ultratech Stepper and from January 1994 to August 1999, he served as a Senior Vice President of Sales and Marketing of that company. Mr. Berry holds a B.S. in Electrical Engineering from the Polytechnic Institute of Brooklyn.

   Paul Craig has served as one of the Company's directors since June 1996. Since February 1989, Mr. Craig has served as a general partner and a director of Riverside Partners, Inc., a private equity investment firm. Mr. Craig holds a B.A. from Harvard University. Mr. Craig is currently a director of Evergreen Electronics.

   Stephen J. Fisher has served as one of the Company's directors since June 1996. Since July 1998, Mr. Fisher has served as a partner of Liberty Partners, L.P., a private equity investment firm. From June 1994 to July 1998, Mr. Fisher served as a Vice President of Liberty Capital Partners, Inc. Mr. Fisher holds a B.S. and an M.B.A. from Washington University and a J.D. from Boston University School of Law. Mr. Fisher is currently a director of Medical Logistics and Gallaher Paper Company.

   Carl E. Ring, Jr. has served as one of the Company's directors since June 1996. He is a founding partner of Liberty Partners, L.P. Mr. Ring holds a B.A. in mathematics from George Washington University and an M.B.A. from Harvard University, Graduate School of Business Administration. Mr. Ring is a director of Monaco Coach Corporation and Gallaher Paper Company.

   Richard F. Spanier has served as Chairman Emeritus since January 2000 and prior to that the Company's Chairman of the Board of Directors since September 1966. From September 1966 to June 1996, Mr. Spanier served as the Company's President and Chief Executive Officer. Mr. Spanier holds a B.S. in Physics, an M.S. in Physical Chemistry and a Ph.D. in Chemical Physics from Stevens Institute of Technology.

   Aubrey C. Tobey has served as one of the Company's directors since October 1998. Since April 1987, Mr. Tobey has served as President of ACT International Consulting, Inc., a company which provides marketing and management services for high technology companies. Mr. Tobey holds a B.S. in Mechanical Engineering from Tufts University and an M.S. in Mechanical Engineering from the University of Connecticut. Mr. Tobey is a director of Chartered Semiconductor Manufacturing, Ltd.

Board Meetings and Committees

   The Board of Directors of the Company held a total of five meetings during fiscal 1999. No director attended fewer than 75% of the meetings of the Board of Directors and its committees upon which such director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing similar functions.

   The Audit Committee of the Board of Directors currently consists of Directors Berry and Tobey, and held one meeting during the last fiscal year. The Audit Committee recommends engagement of the Company's independent accountants, and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

   The Compensation Committee of the Board of Directors currently consists of Directors Craig and Ring, and held one meeting during the last fiscal year. The Compensation Committee establishes the policies upon which compensation of and incentives for the Company's executive officers will be based, reviews and approves the compensation of the Company's executive officers, and administers the Company's stock option and stock purchase plans.

Compensation of Directors

   The Company's directors who are employees of the Company received no compensation in 1999 for service on the Board of Directors and any committee thereof. Non-employee directors who are not, and are not employed by, significant stockholders received cash compensation of $4,000 in 1999 and are eligible to receive annual stock grants under the Company's 1996 and 1999 Stock Plans at the discretion of the compensation committee of the Board of Directors. In 1999, Messrs. Berry and Tobey were granted options to purchase 1,783 shares of Common Stock under the 1996 Stock Plan at an exercise price of $0.56 per share. Such options vested in connection with the Company's initial public offering. The exercise price of each option granted prior to the Company's initial public offering is the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. No directors other than Messrs. Berry, Spanier and Tobey were granted options under the 1996 Stock Plan in 1999.

Vote Required

   The three nominees receiving the highest number of votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon election of directors under Delaware law.

    The Company's Board of Directors unanimously recommends voting "for" the nominees set forth herein.

       PROPOSAL 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2000, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

   The affirmative vote of a majority of the Votes Cast will be required to ratify PricewaterhouseCoopers LLP as the Company's independent auditors.

   The Company's Board of Directors unanimously recommends voting "for" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000.

Other Matters

   The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                             EXECUTIVE COMPENSATION

Executive Compensation Tables

   The table below sets forth information for the two most recently completed fiscal years concerning the compensation of the Chief Executive Officer of the Company and the other executive officers of the Company (the "Named Executive Officers"):

                           Summary Compensation Table

                                                                 Long Term
                                   Annual Compensation          Compensation
                              ------------------------------ ------------------
Name and Principal                              Other Annual     Securities        All Other
Position                 Year  Salary  Bonus(1) Compensation Underlying Options Compensation(2)
------------------       ---- -------- -------- ------------ ------------------ ---------------
Paul F. McLaughlin...... 1999 $258,470 $78,000      --            143,545           $10,652
 Chairman and Chief      1998 $220,014     --       --            382,098               --
  Executive Officer
Robert M. Loiterman..... 1999 $162,064 $41,250      --             88,909           $11,253
 Vice President,         1998 $148,514     --       --             42,052               --
  Engineering
Steven R. Roth ......... 1999 $129,107 $26,600      --             88,909           $ 6,927
 Vice President, Finance 1998 $111,300     --       --             28,035               --
  and Administration and
  Chief Financial
  Officer

--------
(1) Includes bonuses earned during the fiscal year and paid in the subsequent year.
(2) Includes amounts paid in 1999 for health insurance premiums and amounts contributed by the Company under the Company's 401(k) Saving and Retirement Plan.

Option Grants

   The following table sets forth certain information with respect to stock option grants to the Named Executive Officers during the fiscal year ended December 31, 1999. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock:

                       Option Grants in Last Fiscal Year

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rates of Stock
                                                                         Price Appreciation
                                    Option Grants in 1999(1)               for Option Term
                         ---------------------------------------------- ---------------------
                                     % of Total
                         Number of    Options
                         Securities   Granted
                         Underlying to Employees
                          Options    in Fiscal   Exercise Or Expiration
Name                      Granted     Year(2)    Base Price   Date(3)       5%        10%
----                     ---------- ------------ ----------- ---------- ---------- ----------
Paul F. McLaughlin......   18,545        1.9%      $00.56     07/22/09  $    6,531 $   16,551
                          125,000       12.8%      $16.00     11/11/09  $1,257,789 $3,187,485


Robert M. Loiterman.....   13,909        1.4%      $00.56     07/22/09  $    4,898 $   12,414
                           75,000        7.7%      $16.00     11/11/09  $  754,674 $1,912,491

Steven R. Roth..........   13,909        1.4%      $00.56     07/22/09  $    4,898 $   12,414
                           75,000        7.7%      $16.00     11/11/09  $  754,674 $1,912,491

--------
(1) These options vest over 10 years.
(2) Based on a total of 976,202 shares underlying options granted to employees and directors during 1999.
(3) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.

Option Exercises and Values

   The following table sets forth information for our executive officers relating to the number and value of securities underlying exercisable and unexercisable options they held at December 31, 1999.

                  Fiscal Year-End Option Exercises and Values

                                                  Number of Securities
                                                 Underlying Unexercised     Value of Unexercised
                                                       Options at          In-the-Money Options at
                           Shares                   December 31, 1999       December 31, 1999(1)
                         Acquired on   Value    ------------------------- -------------------------
Name                      Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Paul F. McLaughlin......   312,580   $2,927,060   331,126      125,000    $10,873,590  $2,187,500

Robert M. Loiterman.....    34,400   $  321,028    48,308       75,000    $ 1,587,571  $1,312,500

Steven R. Roth..........    22,934   $  214,016    36,841       75,000    $ 1,211,084  $1,312,500

--------
(1) Value of unexercised options is based on the last reported sale price of the Company's Common Stock on the Nasdaq National Market of $33.50 per share on December 31, 1999 minus the exercise price.

Compensation Committee Report

   The information contained in the following report shall not be deemed to be "soliciting material" or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

Introduction

   The Compensation Committee of the Board of Directors (the "Committee") was established in 1996 and is comprised solely of outside directors. In general, the Committee is responsible for reviewing and recommending for approval by the Board of Directors the Company's compensation practices, including executive salary levels and variable compensation programs, both cash-based and equity-based. With respect to the compensation of the Company's Chief Executive Officer, the Committee reviews and approves the various elements of the Chief Executive Officer's compensation. With respect to other executive officers, the Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor and approves or modifies the compensation packages for such individuals. Base salary levels for executive officers of the Company have been generally established at or near the start of each fiscal year, and final bonuses for executive officers have been determined at the end of each fiscal year based upon such individual's performance and the performance of the Company.

Executive Compensation

   The Company's compensation program consists of two principal components: cash-based compensation, both fixed and variable, and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of the Company.

Cash-based Compensation

   The Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive's and the Company's performance. For this reason, the Company's executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

   Base salaries for executive officers are established considering a number of factors, including the Company's profitability; the executive's individual performance and measurable contribution to the Company's success; and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company's formal annual review process.

   An executive's annual performance award generally depends on the financial performance of the Company relative to profit targets and the executive's individual performance. These targets are reviewed at least annually to meet the changing nature of the Company's business. The incentive portion is set at a higher percentage for more senior officers, with the result that such officers have a higher percentage of their potential total cash compensation at risk.

Equity-based Compensation

   The Committee administers an option program pursuant to which members of management, including the Company's executive officers, may receive annual option grants as of the time of their reviews each year from a pool of shares set aside by the Committee. The purpose of the option program is to provide additional incentive to executives and other key employees of the Company to work to maximize long-term return to the

Company's stockholders. The allocation of the option pool, other than the shares allocated to the Chief Executive Officer and other than shares allocated in amounts of 10,000 or less per recipient, is recommended by the Chief Executive Officer for approval by the Committee. The allocation of shares from the option pool in amounts of 10,000 or less per recipient is made by the Chief Executive Officer and reviewed by the Board of Directors at the first Board meeting following such allocation. The allocation of shares from the option pool to the Chief Executive Officer is determined by the Committee. In granting stock options to the executive officers, the Chief Executive Officer and the Committee consider a number of subjective factors, including the executive's position and responsibilities at the Company, such executive's individual performance, the number of options held (if any) and other factors that they may deem relevant. Options generally vest over a five-year period to encourage optionholders to continue in the employ of the Company. The exercise price of options is the market price on the date of grant, ensuring that the option will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant. In 1999, the Committee set aside a pool of 2,000,000 shares for grants to management, of which options to purchase 275,000 shares were granted to the executive officers.

Chief Executive Officer Compensation

   The Committee generally uses the same factors and criteria described above for compensation decisions regarding the Chief Executive Officer. During 1999, Mr. McLaughlin received a base salary of $258,470 for serving as the Chief Executive Officer of the Company. Mr. McLaughlin received a bonus for 1999 of $78,000. In 1999, the Committee also granted Mr. McLaughlin an option to purchase 143,545 shares of the Company's Common Stock pursuant to the Company's stock option plan.

Tax Deductibility of Executive Compensation

   The Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct such compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as stockholder approval). The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Summary

   The Committee believes that its compensation program to date has been fair and motivating, and has been successful in attracting and retaining qualified employees and in linking compensation directly to the Company's success. The Committee intends to review this program on an ongoing basis to evaluate its continued effectiveness.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Directors Craig and Ring, none of whom has interlocking relationships as defined by the Securities and Exchange Commission.

                                          THE COMPENSATION COMMITTEE

                                          Paul Craig
                                          Carl E. Ring, Jr.

                          COMPANY'S STOCK PERFORMANCE

   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company's Common Stock with the cumulative return of the Nasdaq composite index and a peer group index for the period commencing on the first day the Company's Common Stock was traded on the Nasdaq Stock Market, November 12, 1999, and ending on December 31, 1999. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

   The graph assumes that $100 was invested on November 12, 1999 in the Company's Common Stock and in each index (based on prices from the close of trading on November 12, 1999), and that all dividends were reinvested. No cash dividends have been declared or paid on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The Company operates on a 52 week fiscal year which ended on Friday, December 31, 1999. Under the assumptions stated above, over the period from November 12, 1999 to December 31, 1999 the total return on an investment in the Company would have been 109.38%, as compared to 26.08% for the Nasdaq Stock Market index and 14.78% for the Chase H & Q Semiconductor index shown below.

                             PERFORMANCE GRAPH FOR
                           RUDOLPH TECHNOLOGIES, INC.

                               SECURITY OWNERSHIP

   The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of February 1, 2000 (except as otherwise indicated), by: (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Named Executive Officers, (iii) each of the Company's directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                          Number of
Beneficial Owner                                           Shares   Percentage
----------------                                          --------- ----------
Liberty Partners Holdings, 11, L.L.C..................... 6,847,972    46.7%
 c/o Liberty Capital Partners, Inc.
 1177 Avenue of the Americas
 New York, NY 10036

Riverside Rudolph, L.L.C................................. 1,089,964     7.8
 One Exeter Plaza
 Boston, MA 02116

Paul F. McLaughlin(1)....................................   725,461     5.1

Robert M. Loiterman(1)...................................   111,155       *

Steven R. Roth(1)........................................    66,869       *

David Belluck............................................       --        *
 c/o Riverside Rudolph, L.L.C.
 One Exeter Plaza
 Boston, MA 02116

Daniel H. Berry(1).......................................     1,783       *

Paul Craig(2)............................................ 1,089,964     7.8
 c/o Riverside Rudolph, L.L.C.
 One Exeter Plaza
 Boston, MA 02116

Stephen J. Fisher(3)..................................... 6,847,972    46.7
 c/o Liberty Capital Partners, Inc.
 1177 Avenue of the Americas
 New York, NY 10036

Carl E. Ring, Jr.(3)..................................... 6,847,972    46.7
 c/o Liberty Capital Partners, Inc.
 1177 Avenue of the Americas
 New York, NY 10036

Richard F. Spanier.......................................   616,160     4.4

Aubrey C. Tobey(1).......................................     3,783       *

All directors and executive officers as a group (ten      9,463,218    65.8
 persons)(4).............................................

--------
 * Less than 1%.

(1) Includes the number of shares subject to options which are exercisable within 60 days of February 1, 2000 by the following persons: Mr. McLaughlin, (331,125 shares), Mr. Loiterman (48,309 shares), Mr. Roth (36,842 shares), Mr. Berry (1,783) and Mr. Tobey (1,783).
(2) The number of shares of common stock beneficially owned by Mr. Craig consists of 1,089,964 shares of our common stock held by Riverside Rudolph, L.L.C. Mr. Craig is the managing member of Riverside Rudolph, L.L.C. Riverside Rudolph, L.L.C. was formed by the officers of Riverside Partners, Inc. to hold their investments in us. Mr. Craig disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in Riverside Rudolph, L.L.C.
(3) The number of shares of common stock beneficially owned by Messrs. Fisher and Ring consists of 6,847,972 shares of our common stock held by Liberty Partners Holdings II, L.L.C. Mr. Fisher and Mr. Ring are limited partners of Liberty Partners, L.P., which acts as the managing member of Liberty Partners Holdings 11, L.L.C., and are partners of Liberty Investment Partnership 11, which is a member of Liberty Partners Holding 11, L.L.C. Mr. Fisher and Mr. Ring disclaim beneficial ownership of all shares except to the extent of their pecuniary interest in Liberty Partners Holdings 11, L.L.C.
(4) The number of shares of common stock beneficially owned by our directors and executive officers as a group includes 6,847,972 and 1,089,964 shares of our common stock held by Liberty Partners Holdings 11, L.L.C. and Riverside Rudolph, L.L.C.

                              CERTAIN TRANSACTIONS

The Acquisition and Related Financing

   The Company was incorporated on June 13, 1996 to acquire all of the stock of its predecessor company (the "Predecessor Company"). On June 14, 1996, the Company, through its wholly-owned subsidiary, agreed to purchase all of the outstanding stock of the Predecessor Company from its stockholders.

   The Company paid approximately $36.3 million in cash for this stock, and incurred approximately $1.6 million in fees and expenses in connection with the acquisition. The purchase price was determined based on arms'-length negotiations between the Predecessor Company and the investors who purchased the Predecessor Company through the Company. The Company acquired the Predecessor Company using a combination of equity and debt financing provided by the State Board of Administration of Florida; Liberty Partners Holdings 11, L.L.C., an affiliate of Liberty Partners; Riverside Rudolph, L.L.C., an affiliate of Riverside Partners; Richard F. Spanier, a former stockholder of the Predecessor Company and the chairman of our board of directors; Paul F. McLaughlin, our President and Chief Executive Officer; Robert M. Loiterman, our Vice President, Engineering; and others. The State Board is a significant equity owner of Liberty Partners Holdings 11, L.L.C., and under an investment management agreement, Liberty Partners has voting and dispositive power over the shares of our preferred stock held by the State Board.

   The following table sets forth the sources and uses of funds in connection with the acquisition (in thousands):

Sources:
  Senior Revolving Loan from the State Board........................... $ 4,500
  Senior Term Loan from the State Board................................  16,000
  Senior Subordinated Loan from the State Board........................  11,000
  Loan from Richard Spanier............................................     600
  Sale of Preferred Stock to the State Board, Spanier and Others.......   5,400
  Sale of Common Stock and Warrants to Liberty Partners, Riverside
   Partners, Spanier and Others........................................   1,500
                                                                        -------
    Total.............................................................. $39,000
                                                                        =======
Uses:
  Purchase Price....................................................... $36,285
  Fees and Expenses....................................................   1,574
  Cash for Working Capital.............................................   1,141
                                                                        -------
    Total.............................................................. $39,000
                                                                        =======

   To finance the acquisition, the Company borrowed from the State Board (1) $4.5 million under a senior revolving loan, which bears interest at a rate of prime plus 1.5% and matures on December 31, 2002; (2) $16.0 million under a senior term loan which bears interest at a rate of prime plus 1.75% and matures on December 31, 2002; and (3) $11.0 million under a senior subordinated loan which bears interest at a rate of prime plus 4.0% and matures on December 31, 2003. In addition, the Company, through its subsidiary, borrowed $600,000 from Richard Spanier under a junior subordinated loan which bore interest at a rate of 14% and had a maturity date of March 31, 2004. Approximately $28.3 million of these amounts were paid directly to the stockholders of the Predecessor Company and $8.0 million was placed in escrow to cover liabilities of the Predecessor Company. $6.3 million of the escrow amount was subsequently released to the stockholders of the Predecessor Company, $661,000 was paid to the Company and $1.0 million remains in escrow. The Company repaid the junior subordinated loan from Mr. Spanier in full in 1997.

   In connection with the acquisition, the State Board, Liberty Partners, Riverside Partners, Messrs. Spanier, McLaughlin and Loiterman and others purchased equity interests in the Company. The State Board purchased 44,195 shares of Series A preferred stock for a purchase price of $4,419,529. Others, including Messrs. McLaughlin and Loiterman, purchased in the aggregate 1,680 shares of Series A preferred stock for an aggregate purchase price of $168,000. Mr. Spanier purchased 8,125 shares of Series B preferred stock, which constitutes all of the issued and outstanding Series B preferred stock, for a purchase price of $812,471. Liberty Partners purchased 1,571,294 shares of Class A common stock for a purchase price of $900,498. The Company also granted a warrant to Liberty Partners to purchase shares of Class A common stock equal to 15% of the Company's outstanding common stock on a fully diluted basis, then 534,951 shares, at an exercise price of $.0003 per share. Riverside Partners, Messrs. Spanier, McLaughlin and Loiterman and others purchased a total of 1,046,079 shares of the Company's Class B common stock for an aggregate purchase price of $599,503. Messrs. Spanier, McLaughlin and Loiterman purchased their stock at the same price paid by other investors. No other stock was issued in connection with the acquisition.

   The preferred stock accrues cumulative dividends at a rate of 8% per annum and is entitled to a liquidation preference over the common stock. The preferred stock may be redeemed by the Company or by a vote of the majority of the preferred stock upon the occurrence of a change in ownership, merger or sale of assets. The preferred stock is not convertible into common stock. Holders of the Series A preferred stock are entitled to vote on all matters together with the holders of the common stock, except as provided by law and in connection with the election of the Class A directors, as discussed below. The Series B preferred stock is identical to the Series A preferred stock except that it does not have any voting rights. From the time of the acquisition until the initial public offering of the Company's common stock, holders of the Class A common stock, voting separately as a class, were entitled to elect two of the eight directors on our board of directors. These directors were each entitled to four votes each on any matter on which they voted, while each other director was entitled to one vote. The Class B common stock is identical to the Class A common stock except that it does not entitle the holders to vote as a class for the election of any directors.

   In January 1997, Messrs. McLaughlin and Loiterman and Steven R. Roth, the Company's Vice President, Finance and Chief Financial Officer, each purchased from one of the Company's prior stockholders 53 shares of Series A preferred stock for $5,333 and 2,318 shares of Class B common stock for $1,333.

   On July 20, 1998, some of the Company's stockholders, including Liberty Partners, Riverside Partners and Messrs. McLaughlin, Loiterman, and Roth, purchased additional shares of the Company's Class A common stock and Class B common stock. Liberty Partners purchased an additional 3,230,997 shares of Class A common stock for a purchase price of $2,355,508. Riverside Partners purchased 733,310 shares of Class B common stock for a purchase price of $534,626. Messrs. McLaughlin, Loiterman and Roth and others purchased an aggregate of 150,714 shares of the Company's Class B common stock for an aggregate purchase price of $109,866. Messrs. McLaughlin, Loiterman and Roth purchased their stock at the same price paid by other investors. These transactions caused an antidilution adjustment to the warrant the Company granted to Liberty Partners in 1996, which resulted in an additional 945,740 shares of Class A common stock becoming subject to this warrant.

   In a series of transactions occurring on or around November 1, 1998, the Company issued to the State Board a junior subordinated note with a maximum principal amount of $7.0 million, which bears interest at a rate of 14.0% and matures on July 31, 2001. As of September 30, 1999 the Company had been advanced a total of $6.4 million under the junior subordinated note. The Company also increased the maximum amount of its senior revolving loan from $8 million to $12 million. On November 1, 1998, the Company also granted a warrant to Liberty Partners to purchase 592,012 shares of its Class A common stock at an exercise price of $0.73 per share.

   The following table summarizes the ownership of the Company's preferred and common stock following the transactions described above:

                                    Number of Percentage of
                                    Shares of   Preferred   Series of Aggregate
                                    Preferred     Stock     Preferred  Purchase
Purchaser                             Stock     Ownership     Stock     Price
---------                           --------- ------------- --------- ----------
State Board........................    44,195      81.8%    Series A  $4,419,529
Richard F. Spanier.................     8,125      15.0     Series B     812,471
Paul F. McLaughlin.................       614       1.1     Series A      61,334
Robert M. Loiterman................       213       0.4     Series A      21,333
Steven R. Roth.....................        53       0.1     Series A       5,333
Others.............................       800       1.6     Series A      80,000
                                    ---------     -----               ----------
  Total............................    54,000     100.0%              $5,400,000
                                    =========     =====               ==========

                                    Number of
                                    Shares of Percentage of Class of  Aggregate
                                     Common   Common Stock   Common    Purchase
Purchaser                             Stock     Ownership     Stock     Price
---------                           --------- ------------- --------- ----------
Liberty Partners................... 4,802,270      67.6%     Class A  $3,256,006
Riverside Partners................. 1,089,964      15.3      Class B     739,011
Richard F. Spanier.................   616,160       8.7      Class B     353,118
Paul F. McLaughlin.................   394,336       5.6      Class B     264,404
Robert M. Loiterman................    62,846       0.9      Class B      42,281
Steven R. Roth.....................    30,027       0.4      Class B      20,137
Other..............................   107,762       1.5      Class B      73,120
                                    ---------     -----               ----------
  Total............................ 7,103,365     100.0%              $4,748,077
                                    =========     =====               ==========

 Management and Director Fee Arrangements

   In connection with the acquisition, Liberty Partners and Riverside Partners agreed to provide management services to the Company for an aggregate management fee of $200,000 per year. The Company's obligation to pay management fees to Liberty Partners and Riverside Partners ceased upon the closing of the initial public offering of the Company's common stock. The Company accrued approximately $350,000 in management fees since January 1998 and paid them in arrears from the proceeds of the initial public offering. Liberty Partners and Riverside Partners advise the Company on the operations of its business and appoint designees to serve as members of the Company's board of directors. Since the initial public offering, the Company is no longer obligated to pay the management fees. However, the Company will pay a yearly director's fee of $20,000 to each director who is appointed by the Shareholders of the Company.

 Registration Rights Agreement

   Liberty Partners, Riverside Partners, Messrs. Spanier and McLaughlin and some of the Company's other stockholders have the right to require the Company to register their shares under the Securities Act for public resale. The Company is also required to pay the expenses incurred in connection with such registration.

The Reorganization and the Initial Public Offering

   Immediately prior to the initial public offering of the Company's common stock, the Company effected a 35.66-for-one split of the Company's outstanding common stock and each share of Class A common stock and Class B common stock was exchanged for one share of a new single class of common stock.

   Liberty Partners exercised its warrants immediately prior to and contingent upon the initial public offering by surrendering a portion of the warrants as payment of the exercise price, as permitted by the terms of the warrants, in which case it received 2,045,702 shares of common stock upon such exercise. The Company used a substantial portion of the net proceeds of the initial public offering to repay all of the indebtedness incurred in connection with the acquisition of the Company's predecessor company and the financing the Company conducted in November 1998, including all of the senior term loan, the senior revolving loan, the senior subordinated loan and the junior subordinated loan from the State Board. The Company also used a portion of the proceeds to redeem all of the Company's outstanding Series A preferred stock and Series B preferred stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Such persons are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999, all officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Steven R. Roth
                                          Secretary

Dated: April 26, 2000

                          RUDOLPH TECHNOLOGIES, INC.

                                     PROXY

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                  OF DIRECTORS OF RUDOLPH TECHNOLOGIES, INC.

  The undersigned hereby constitutes and appoints David Belluck and Daniel H. Berry or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of Common Stock of Rudolph Technologies, Inc. held of record by the undersigned on March 28, 2000, at the Annual Meeting of Stockholders of Rudolph Technologies, Inc. to be held Friday, May 26, 2000 and at any and all adjournments thereof as follows:

                 (Continued and to be signed on reverse side.)

                        Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Stockholders
                          RUDOLPH TECHNOLOGIES, INC.


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A [X] Please mark
      your votes as

                             WITHHOLD
FOR all nominees             AUTHORITY
 listed at right       to vote for all nomi-
(except as marked      nees listed at right.
      [_]                     [_]

1. ELECTION
   OF
   DIRECTORS

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------


Nominees:      Paul Craig
               Paul F. McLaughlin
               Carl E. Ring, Jr.


2. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.


            FOR                          ABSTAIN
            [_]           [_]              [_]


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


  This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed and FOR proposal 2.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




_________________________________________________ Dated: _________, 2000